UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):              April 3, 2012

KENT FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Nevada	1-7986	75-1695953
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7501 Tillman Hill Road
Colleyville, Texas		76034
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:         (682) 738-8011

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Kent Financial Services, Inc. (“Kent” or the “Company”), the registrant, operates through its wholly owned subsidiary Kent International Holdings, Inc. (“Kent International”).  On April 3, 2012, Kent Texas Properties, LLC (“KTP”), a wholly owned subsidiary of Kent International, entered into a contract to sell the property located at 4211 Cedar Springs Road in Dallas, Texas to Andrews-Dillingham Properties, Ltd. (the “Purchaser”) for $5,000,000.  The Purchaser is a non-affiliated Dallas based private real estate investor.  The sales contract is subject to the purchaser’s due diligence and inspection of the property.

Under the terms of the sales contract, the Purchaser placed a $25,000 refundable earnest money deposit in an escrow account to be applied towards the purchase price due at closing.  At the expiration of the inspection period (30 days from the effective date of the contract), the earnest money deposit converts to a non-refundable deposit.  The net sale proceeds to the Company will be the $5,000,000 sales price less a 2% commission, legal fees and closing costs which include the purchase of a title insurance policy.  Unless the sales contract is terminated by the Purchaser during the inspection period, the Company expects to close the sale by May 24, 2012.

The above description of the material terms of the sales contract is qualified in its entirety by reference to the full text of the sales contract, which is attached as Exhibit 10.1 to this report and is incorporated into this item 1.01 by this reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Sales Contract dated April 3, 2012 between Kent Texas Properties, LLC and Andrews-Dillingham Properties, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kent Financial Services, Inc.

April 3, 2012	By: /s/ Bryan P. Healey
Name: Bryan P. Healey
Title: Chief Executive Officer